EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 2,000,000 additional shares of common stock of Psychiatric Solutions, Inc. of our reports dated February 25, 2009, with respect to the consolidated financial statements of Psychiatric Solutions, Inc., and the effectiveness of internal control over financial reporting of Psychiatric Solutions, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Nashville, Tennessee
April 29, 2009